Exhibit 99.1

ROMER and FARO Announce Settlement of All Outstanding Lawsuits

          NORTH KINGSTOWN, R.I. and LAKE MARY, Fla., March 26 /PRNewswire/ -- ROMER, Inc. a Hexagon Metrology company, and FARO Technologies, Inc. (Nasdaq: FARO) have announced today that they have reached agreement to settle all outstanding disputes between them.  Under the terms of the settlement, patent suits pending in California and Florida, and a lawsuit involving claims of false advertising will be dismissed.  Terms of the agreement will not be disclosed, and will be treated as “Company Confidential” material going forward by both Hexagon and FARO.  The settlement also covers ROMER-affiliated companies CimCore Corporation, Hexagon Metrology AB and Hexagon Metrology, Inc.

          Hexagon Metrology’s Chief Executive Officer William Gruber said, “We are very pleased that these lawsuits have now ended, so that we can again focus exclusively on doing what we do best-making state of the art metrology products and competing with each other in the marketplace and not in the courtroom.”  FARO’s Chief Executive Officer Jay Freeland stated, “I couldn’t agree more. FARO too is glad to put these distractions behind us and focus on our business.  Instead of spending money on litigation, we would rather direct these funds toward customer support, research, and innovative new products.” Freeland added “In the future, Management for both companies have agreed to attempt to resolve our differences before heading to a courtroom.”

          About ROMER Inc.

          ROMER Inc., a Hexagon Metrology company, markets and manufactures high accuracy 3D coordinate measurement systems for the industrial marketplace. The company develops innovative and dependable portable metrology solutions for aerospace, automotive, heavy machinery, and general engineering industries. ROMER Inc. is a California corporation with sales headquarters located at the Hexagon Metrology Precision Center in Wixom, Michigan.     Hexagon Metrology serves the high precision measurement and inspection needs of worldwide manufacturers with its extensive line of metrology hardware, software, accessories, and value-added services. The company’s name- brand portfolio of quality assurance products include Brown & Sharpe, Leica Geosystems, ROMER, Sheffield, PC-DMIS, DEA, Leitz, and TESA. Hexagon Metrology has an unrivaled worldwide installed base of handheld, stationary and portable measurement devices, including 30,000 seats of PC-DMIS metrology software. Worldwide support is delivered by more than 55 direct sales and service centers.  The company is a  subsidiary of Hexagon Measurement Technologies, a business unit of Hexagon AB (Nacka Strand, Sweden), a publicly-traded global technology group (Stockholmsborsen: HEXA B). The Hexagon group consists of nearly 8,200 employees located in 30 countries.

          About FARO Technologies, Inc.

          With approximately 13,000 installations and 6,100 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models - or to perform evaluations against an existing model - for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

          FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

          Principal products include the world’s best-selling portable measurement arm - the FaroArm; the world’s best-selling laser tracker - the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Laser Scanner LS; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 family of advanced CAD-based measurement and reporting software.  FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

SOURCE  FARO Technologies, Inc.
          -0-                                                  03/26/2007
          /CONTACT:  Bill Fetter of Hexagon Metrology, Inc., +1-920-906-7514; or
Darin Sahler of FARO Technologies, Inc., +1-407-333-9911 /
          /Web site:  http://www.faro.com/